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                  [Letterhead of Richards, Layton & Finger]




                                December 4, 1997







PennFirst Capital Trust I
c/o PennFirst Bancorp, Inc.
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117

        Re:  PennFirst Capital Trust I

Ladies and Gentlemen:


        We hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/Richards, Layton & Finger


  BJK/BJ/bj